Exhibit 8.1

[Goodwin Procter LLP Letterhead]

November 17, 2010

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Rd, Suite 800

Arlington, Virginia 22203

Ladies and Gentlemen:

This opinion letter is delivered to you in our capacity as counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-157627) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on March 2, 2009, as supplemented by the prospectus supplement dated September 8, 2009 and the pricing supplement dated November 9, 2010 (the “Pricing Supplement”), relating to the offering of $250,000,000 aggregate principal amount of the Company’s 3.95% Notes due 2021 (the “Notes”) and the sale by the Company of the Notes pursuant to a Terms Agreement dated November 9, 2010 among the Company and Deutsche Bank Securities Inc. and JP Morgan Securities LLC, as representatives of the agents named in the Terms Agreement.  This opinion letter relates to the Company’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 1994, and the accuracy of certain matters discussed in the Pricing Supplement under the heading “United States Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Company’s Articles of Incorporation, as amended, and the Company’s bylaws, as amended (the “Organizational Documents”).  For purposes of our opinions, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations, statements and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.  We assume that each such representation, statement and covenant has been, is, and will be true, correct and complete, that the Company and any subsidiaries have been and will be owned and operated in accordance with the REIT Certificate and that all representations, statements and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification.  To the extent that the REIT Certificate speaks to the intended or future organization, ownership or operations of the Company, we assume that the Company will in fact be organized, owned and operated in accordance with such stated intent.

The opinions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as of the date of this letter (or to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period).  All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect.  Any changes to the foregoing authorities may result in federal income tax treatment of the Company and/or the holders of its securities that is materially and adversely different from that described herein or in the Pricing Supplement.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) commencing with the Company’s taxable year ended December 31, 1994, the form of organization of the Company and its prior and proposed ownership and operations, as described in the REIT Certificate, are such as to enable the Company to have qualified and continue to qualify as a REIT under the applicable provisions of the Code and (ii) the statements set forth in the Pricing Supplement under the heading “United States Federal Income Tax Considerations,” insofar as such statements constitute summaries of United States federal income tax laws and regulations or legal conclusions with respect thereto, are correct in all material respects.

We express no opinion other than the opinions expressly set forth herein.  Our opinions are not binding on the Internal Revenue Service or a court, and the Internal Revenue Service or a court may disagree with the opinions contained herein.  Although we believe that our opinions will be sustained if challenged, there can be no assurances to this effect.  Furthermore, for purposes of our opinions we have relied solely on the Organizational Documents, the REIT Certificate and the assumptions set forth herein.  The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT.  We have not verified and will not verify the Company’s compliance with those requirements, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements or the representations made to us with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2010. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

We are rendering this opinion letter to you in connection with the filing of the Pricing Supplement.  This opinion letter may not be relied upon for any other purpose or by any other person without our prior written consent.  This opinion letter speaks only as of the date hereof.  We undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP